UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


           PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

       Date of Report (Date of earliest  event  reported):  October 9, 1998
                                   (October 6, 1998)

       Commission File Number                     0-13400

                 NTS-PROPERTIES V, a Maryland Limited Partnership
            (Exact name of registrant as specified in its charter)

          Maryland                                     61-1051452
(State or other jurisdiction of                (I.R.S. Employer Identification
incorporation or organization)                  No.)

   10172 Linn Station Road
   Louisville, Kentucky                                    40223
(Address of principal executive                          (Zip Code)
offices)

Registrant's telephone number,
including area code                                   (502) 426-4800

                              Not Applicable
           Former name, former address and former fiscal year,
                       if changed since last report

Item 2.  Acquisition or Disposition of Assets
---------------------------------------------

On October 6, 1998, (pursuant to the contract executed on September 8, 1998)the Partnership and the Lakeshore/University II Joint Venture ("L/U II Joint Venture"), an affiliate of the General Partner of the Partnership, sold
University Business Center Phases I and II office buildings to Silver City Properties, Ltd. ("the Purchaser"), an affiliate of Full Sail Recorders, Inc. ("Full Sail"), for an aggregate purchase price of $17,950,000 ($8,975,000 for Phase I and $8,975,000 for Phase II). University Business Center Phase I was owned by the Partnership. University Center Phase II was owned by the Lakeshore/University II Joint Venture of which the Partnership owned a 69% interest. Portions of the proceeds from this sale were immediately used to pay in full the outstanding debt (including interest and prepayment penalties) of $10,468,000 ($4,633,000 for Phase I and $5,835,000 for Phase II) on these properties. The Partnership also paid in full an outstanding debt of approximately $1,448,000 on Commonwealth Business Center Phase II, a building owned by NTS-Properties V. It is anticipated that a distribution of approximately $35 to $50 per Unit will be paid to Limited Partners during the first quarter of 1999. The Partnership will consider other alternatives for the use of the remainder of the proceeds from this sale, including repayment of additional Partnership debt or possible development costs associated with Lakeshore Business Center III, land owned by the L/U II Joint Venture.

The Phase III vacant land, adjacent to the University Business Center and owned by the Partnership, is under contract with Silver City Properties for $801,000. The contract provides the Purchaser the option to defer the closing of Phase III for a period of up to 18 months after the closing date for Phase I and II.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          NTS-PROPERTIES V, a Maryland
                                               Limited Partnership

                                                 (Registrant)

                                          BY:   NTS-Properties Associates V
                                                BY: NTS Capital Corporation,
                                                    General Partner




                                          /s/ Lynda J. Wilbourn
                                          Lynda J. Wilbourn
                                          Vice President



Date:    October 9, 1998